Exhibit 10.2
Summary of Annual Cash Bonus Plan for President and Chief Operating Officer
     Park-Ohio Holdings Corp. (the “Company”) has an annual cash bonus plan for its current President and Chief Operating Officer. The Compensation Committee of the Board of Directors of the Company annually determines the performance criteria upon which awards under the plan will be based. Pursuant to the plan, the President and Chief Operating Officer will be eligible to receive an annual award of up to a specified percentage of his annual base salary.